                            Interleaf, Inc.
               EXHIBIT 11-COMPUTATION OF EARNINGS PER SHARE


                                      Three months ended     Nine months ended
                                         December 31            December 31
                                        1996      1995       1996        1995
                                        ----      ----       ----        ----
In thousands, except for per share       (unaudited)           (unaudited)
  amounts
Primary
Weighted average shares outstanding
  of Common Stock                       17,459    16,102      17,306      15,186
Dilutive Senior Series B
  Convertible Preferred Stock                -     1,467            -      1,929
Dilutive Series C Convertible
  Preferred Stock                            -         -            -          -
Dilutive stock options                       -     1,121            -      1,094
Dilutive stock purchase warrants             -       109            -        130
Dilutive stock purchase plan rights          -        75            -         43
                                       -------   -------     --------    -------
Total                                        -    18,874            -     18,382
                                       -------   -------     --------    -------
                                       -------   -------     --------    -------
Net income (loss)                      $(9,509)  $   429     $(23,636)   $ 1,823
                                       -------   -------     --------    -------
                                       -------   -------     --------    -------
Net income (loss) per share            $ (0.54)  $  0.02     $  (1.37)   $  0.10
                                       -------   -------     --------    -------
                                       -------   -------     --------    -------

Fully Diluted
Weighted average shares outstanding
  of Common Stock                       17,459    16,102       17,306     15,186
Dilutive Senior Series B Convertible
  Preferred Stock                            -     1,467            -      1,929
Dilutive Series C Convertible
  Preferred Stock                            -         -            -          -
Dilutive stock options                       -     1,121            -      1,293
Dilutive stock purchase warrants             -       129            -        249
Dilutive stock purchase plan rights          -        75            -         45
                                       -------   -------     --------    -------
Total                                        -    18,894            -     18,702
                                       -------   -------     --------    -------
                                       -------   -------     --------    -------
Net income (loss)                      $(9,509)  $   429     $(23,636)   $ 1,823
                                       -------   -------     --------    -------
                                       -------   -------     --------    -------
Net income (loss) per share            $ (0.54)  $   .02     $  (1.37)   $   .10
                                       -------   -------     --------    -------
                                       -------   -------     --------    -------

The dilutive effect of stock options, stock purchase warrants, and stock purchase plan rights are calculated using the treasury stock method. Under this method, these common stock equivalents are assumed to be exercised and proceeds from the exercise are assumed to be used to repurchase common stock at the average market price for primary income (loss) per share and the higher of the end of the period or average market price for fully diluted income (loss) per share. The dilutive effect of Convertible Preferred Stock is calculated using the if-converted method.